Exhibit 99.1

CSX: The Case for Change The Children’s Investment Fund Management (UK) LLP (“TCI”) & 3G Capital Partners, Ltd. (“3G”) April 2008 The Children’s Investment Fund Management (UK) LLP, 7 Clifford Street, London, W1S 2WE, UK 3G Capital Partners, Ltd. c/o 3G Capital Inc., 800 Third Avenue, 31st Floor, New York, New York 10022, US Tel: +1 212 687 8080 (C/O Sard Verbinnen) 3G Capital

Disclaimer THIS PRESENTATION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE CHILDREN'S INVESTMENT FUND MANAGEMENT (UK) LLP, THE CHILDREN'S INVESTMENT FUND MANAGEMENT (CAYMAN) LTD., THE CHILDREN'S INVESTMENT MASTER FUND, 3G CAPITAL PARTNERS LTD., 3G CAPITAL PARTNERS, L.P., 3G FUND L.P., CHRISTOPHER HOHN, ALEXANDRE BEHRING, GILBERT LAMPHERE, TIMOTHY O'TOOLE AND GARY WILSON (COLLECTIVELY, THE "PARTICIPANTS"), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO CSX CORPORATION (THE "ISSUER"). EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESENTATION ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE PARTICIPANTS ASSUME NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION. THE PARTICIPANTS RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME AS THEY DEEM APPROPRIATE. THE PARTICIPANTS DISCLAIM ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN. THE PARTICIPANTS HAVE NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED IN THIS PRESENTATION AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, ARE ACCURATE. THE PARTICIPANTS SHALL NOT BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY MISINFORMATION CONTAINED IN ANY SEC FILING OR THIRD PARTY REPORT. THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE ISSUER WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED IN THIS PRESENTATION. ANY ESTIMATES, PROJECTIONS AND PRO FORMA INFORMATION SET FORTH IN THIS PRESENTATION ARE BASED ON ASSUMPTIONS THAT THE PARTICIPANTS BELIEVE TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE ISSUER WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL. THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. THE PARTICIPANTS CURRENTLY OWN AN AGGREGATE OF APPROXIMATELY 8.7% OF THE OUTSTANDING COMMON STOCK OF THE ISSUER. THE PARTICIPANTS INCLUDE FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE PARTICIPANTS FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. ALL STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON APRIL 28, 2008.

3 “There will always be skeptics. We hear their voices whenever we try to do something that has never been done before in railroading” Paul Tellier, former CEO of Canadian National, 2000 Source: 2000 Canadian National Annual Report

4 Table of Contents I. EXECUTIVE SUMMARY AND BACKGROUND 21 Entrenchment/Enrichment actions by Board and Management 20 Brief Bios of Current Directors 19 Brief Bios of Our Nominees 18 Our Nominees vs. Current Board II. CORPORATE GOVERNANCE 16 Overview of 3G Capital 15 How TCI Formed its View 14 Overview of TCI 13 Key Questions we are Asking 12 Our Vision for CSX 11 Our Nominees vs. CSX Nominees 10 Executive Summary Page #

5 Table of Contents (continued) 29 Harassment and Intimidation of Workers III. SPECIFIC CORPORATE GOVERNANCE CONCERNS 31 Quotes Indicating Others Share our Concerns 30 Alleged Abusive Use of The Greenbrier 28 Filing Baseless Lawsuit to Manipulate Shareholder Vote 27 Disingenuous Attempt at Special Meeting Bylaw 26 Violations of Insider Trading Policy 25 Board Not Interested in Allowing Shareholders a Voice 24 Board and Management Seem to Lack Conviction in CSX Value 23 Highest Industry Pay for Lagging Industry Performance 22 Shareholder Pressure has been Required for Positive Change Page #

6 Table of Contents (continued) IV. THE TRUTH ABOUT CSX PERFORMANCE 45 A Typical Rail Shipment Diagrammed 44 Management Guidance indicates no Productivity Improvement 43 The Value of Productivity 42 The Productivity Opportunity Quantified 41 Our view of the Potential V. THE PRODUCTIVITY OPPORTUNITY 39 The Gap to Canadian National is Widening 38 Recent Performance Not as Good as it Looks 37 Productivity Seems to have Stalled 36 Industry Share Performance Indicates ‘Rising Tide Lifting All Boats’ 35 Pricing, not Management, Responsible for Improved Results 34 Customer Surveys Confirm Poor Performance 33 CSX is a Laggard on Key Metrics Page #

7 Table of Contents (continued) 53 Further Opportunities – Locomotives V. THE PRODUCTIVITY OPPORTUNITY (continued) 56 Further Opportunities – Safety 55 Further Opportunities – Labor Productivity 54 Further Opportunities – Fuel 52 Back testing the Analysis to Actual Canadian National Results 51 Analysis of Capacity Created through Productivity 50 CSX Benchmarked to Canadian National 49 Overview of the Canadian National Model 48 Michael Ward vs. Hunter Harrison 47 CSX vs. Canadian National 46 Why Canadian National is a Good Model Page #

8 Table of Contents (continued) 68 The Value of Leverage 64 Historical Management Volume Guidance vs. Actual Results VI. THE PRICING DISCOUNT 70 CSX Revenue Composition 69 Recession Analysis 67 Capital Structure Considerations 66 Network Performance 65 Analysis of Deferred Maintenance Capex Risk 63 Analysis of Volumes vs. Capex 62 Contrasting Statements of Rail CEOs on Capex 61 Relationship between Compensation Metric and Capex VII. CAPITAL ALLOCATION AND STRUCTURE 59 CSX vs. Norfolk Southern Pricing Comparison 58 Is there a Smarter way to Price? Page #

9 Table of Contents (continued) 79 Back-up Data for Slide 38 IX. APPENDIX 78 Back-up Data for Slide 37 77 Back-up Data for Slide 35 76 Nominee Bio: Gary Wilson 75 Nominee Bio: Tim O’Toole 74 Nominee Bio: Gil Lamphere 73 Nominee Bio: Alex Behring 72 Nominee Bio: Chris Hohn Page #

10 Executive Summary Electing our minority slate of nominees is in the best long-term interests of CSX shareholders Over 50 years of railroad experience know the business in order to ask the right questions Strong, proven business leaders willing to challenge management Own over $2bn of CSX shares ‘owners’ not ‘renters’ The question shouldn’t be “where has CSX come from?” but rather “where should CSX be?” Nothing structural to keep CSX from being best railroad in America We believe CSX’s earnings power is double its current EBIT Performance has improved, but largely because of a ‘rising tide (pricing) lifting all boats’ We believe the Incumbent Board is entrenched, and has not served shareholders well Independent directors have no railroad operating experience, and an average tenure of ~10 years Highest compensated management and directors in industry, despite industry lagging performance Alleged Impropriety – “spring-loading”, violations of Insider Trading Policy, abuse of The Greenbrier Shareholder pressure has already resulted in some positive changes, a testament to its merits

# The Choice

| Our Nominees | | Incumbent Directors To Replace |
| --- | --- | --- |
| **Chris Hohn**<br>*Managing Partner of TCI* | ***Our nominees will refresh the Board…*** | **Elizabeth Bailey**<br>*Business School professor*<br>*(18 years on CSX Board)* |
| **Alex Behring**<br>*Managing Director of 3G & former CEO of ALL railroad*<br>*(~10 years of railroad experience)* | ***…and also bring:*** | **Steven Halverson**<br>*Jacksonville design contractor*<br>*(1 year on CSX Board)* |
| **Gil Lamphere**<br>*Former director Canadian National and Illinois Central*<br>*(~20 years of railroad experience)* | ***more railroad experience*** | **Robert Kunisch**<br>*Ex-Vice Chairman Cendant*<br>*(17 years on CSX Board)* |
| **Tim O'Toole**<br>*MD of London Underground & former CEO of Conrail*<br>*(~25 years of railroad experience)* | ***more business experience*** | **William Richardson**<br>*Ex-CEO Kellogg Foundation, a charitable foundation*<br>*(15 years on CSX Board)* |
| **Gary Wilson**<br>*Former Chairman Northwest Airlines, director/CFO Disney*<br>*(~20 years of transport experience)* | ***and the perspectives of large and engaged shareholders*** | **Frank Royal**<br>*Physician*<br>*(14 years on CSX Board)* |

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12 Our Vision For CSX “Our goal is a strong CSX that can provide the returns shareholders deserve, the service shippers demand, a safety record communities can count on, and a working environment employees can be proud of” (1) ‘Best In Class’ Corporate Governance Global best practice in management and technology Objective, fact based decision making Appropriate compensation structure Relentless focus on operations and safety Disciplined and analytical approach to capital allocation High quality Board Improved labor and shipper relations (1) Source: TCI letter to CSX Boar d, October 16, 2007

13 Key Questions We Are Asking Is this Board capable of holding management accountable? Is this Board working for shareholders or for management? Corporate Governance Productivity Opportunity Why does CSX lag peers on nearly every operational metric? Why does CSX have barely half the profitability of Canadian National? Why doesn’t management have public targets to improve operations? Pricing Discount Is there a smarter way to price? Why does CSX price at a deep discount to competitor Norfolk Southern? Capital Allocation & Structure Is the capital expenditure budget economically justifiable? How can we be comfortable that management will be disciplined? What is the right capital structure for a business as strong as CSX?

14 The Children’s Investment Fund Management UK LLP (“TCI”) London based investment firm with $15bn+ AUM Owner oriented approach to investing long-term, fundamental, value-focused conviction based on deep fundamental research Multi-year locked up capital Have fought for shareholders to have a voice Deutsche Börse sought shareholder vote ABN Amro sought shareholder vote Arcelor/Mittal sought shareholder decision Vast majority of TCI’s profits have gone to a non-profit organization focused on improving the lives of children living in poverty in developing countries We invest with the mindset of being owners of businesses, not owners of shares When necessary, we have acted to give all shareholders, not just TCI, a voice with the aim of protecting or enhancing value for all shareholders

15 How TCI Formed Its View Met top management of all major NA railroads(1) Retained advisors to assist understanding Five industry consultants (pricing, ops, capex) Two DC law firms (legislation/regulation) DC lobbying firm (legislation/regulation) Numerous discussions with key stakeholders Dozens of shippers and shipper reps Leaders of largest unions (UTU & BLET) Surface Transportation Board (regulators) Federal Railroad Administration (regulators) Legislators Talked with investment banks & rating agencies TCI professionals have devoted years, literally, to understanding CSX and the railroad industry The result is deep understanding and high conviction in our thesis, as a result US railroads are the largest investment in our fund (1) Burlington Northern, CSX, Union Pacific, Norfolk Southern, Canadian Pacific, Canadian National

16 3G Capital Partners, Ltd New York based investment firm Focus on global equities and special situations Leverage deep industry knowledge and operating experience to identify attractive long-duration investments Managing Director Alex Behring served as CEO of Latin America’s largest railroad, America Latina Logistica (ALL) for 7 years 6,500 employees, 13,000 miles of track, $7.9 billion market capitalization(1) Alex continues to serve on the Management Committee of ALL’s Board (1) Source: Bloomberg as of April 25, 2008 (2) Source: ALL Annual reports and company presentations from 2006 and 2007, TCI and 3G (“Group”) analysis, and discussions with management Alex Behring is a unique combination of large shareholder and experienced railroad executive Alex transformed ALL into one of the most productive, safest and technologically advanced railroads in the world (2): EBITDA margins 6% 41% Accident rate down 89% Installed onboard computers Voted one of best companies to work for in Latin America ALL market cap now >40x the original acquisition price

17 Corporate Governance Management are operators, Boards are trustees, Shareholders are owners

# Corporate Governance
*Is the Board capable of holding management accountable?*

## Incumbent Board

- ***No railroad operating experience*** (excluding CEO)
  - *Philanthropist*
  - *Doctor*
  - *Business School Professor*
  - *Jacksonville Contractor*
- Chairman is CEO and President
- Average director tenure of ~10 years
- 5 directors have served longer than 14 years
- Total CSX stock ownership of 14bp

## Our Nominees

- Directly relevant industry experience (incl. ***50+ years of railroad experience***)
  - *Former Director Canadian National & Former Chairman Illinois Central*
  - *Former CEO Conrail*
  - *Former CEO ALL (Brazil)*
  - *Former Chairman Northwest Airlines, former CFO Disney & Marriot*
- 2 shareholder representatives
- Total CSX stock ownership of 8.7%
- ***Not compensated to serve as nominees***

Source: Group analysis, CSX 2008 DEF14A. Average Board Tenure excluding Michael Ward. Total CSX Stock Ownership excludes Michael Ward

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19 Corporate Governance Our Nominees Chris Hohn Founder/Managing Partner of TCI Long track record of successful fundamental investing Vocal advocate for strong corporate governance globally TCI owns over 4% of CSX’s shares MBA (high distinction), Harvard Gil Lamphere Long track record as successful railroad investor / board member Former Chairman/Director at three of the most efficient railroads in North America (including CN) Worked closely with industry leading CEO Hunter Harrison (CN) Highly knowledgeable about best practices in railroad operations MBA (high distinction), Harvard Alex Behring Managing Director of 3G Unique combination of large CSX shareholder and railroad executive Highly successful former CEO of Latin America’s largest independent railroad company (ALL) 3G owns over 4% of CSX’s shares MBA (high distinction), Harvard Locomotive Engineer Tim O’Toole CEO of the London Underground Spent 20 years at Conrail (now part of CSX) Delivered record results as CEO of Conrail and the London Underground First hand knowledge of CSX’s assets JD, Pittsburgh Gary Wilson Former Executive/Board Member at Northwest (Chairman), Disney, Marriott Track record in creating substantial shareholder value and leading transitions Former investor/director, Progress Rail MBA, Wharton

20 Corporate Governance Existing Board Donna Alvarado Founder & President of Aguila International Former Deputy Assistant Secretary of Defense Director: Correction Corp of America, Ohio Board of Regents Age 59; 1 year on CSX Board John Breaux Partner, Breaux-Lott Leadership Group Former US Senator (Louisiana) 1986-2005 Director: LHC Group, Riverstone Holdings Age 64; 3 years on CSX Board Edward Kelly III President of Citi Alternative Investments Former MD at Carlyle Group, Vice-Chairman of PNC Financial Services Group Former Chairman President and CEO of Merchant Bankshares Corporation Age 54; 5 years on CSX Board Donald Shepard Chairman and CEO of AEGON Director: PNC Financial Services Group Age 61; 5 y ears on CSX Board David Ratcliffe Chairman, President and CEO of Southern Company Former President and CEO of Georgia Power Company Former Chairman Federal Reserve Bank of Atlanta Age 59; 5 years on CSX Board Southwood Morcott (not standing for re-election in 2008) Former Chairman and CEO of Dana Corporation Director: Johnson Controls, Navistar International Corporation Age 70; 17 years on CSX Board Michael Ward Chairman, President and CEO of CSX Corp Director: Ashland Inc Age 57; 5 years on CSX Board DIRECTORS WE RECOMMEND TO VOTE AGAINST (avg tenure 13 years) Elizabeth Bailey Professor at Wharton School, University of Pennsylvania Director: Altria Group, Teachers Insurance And Annuity Association Age 69; 18 years on CSX Board Robert Kunisch Special Partner and Senior Advisor, ABS Capital Partners Former Vice-Chairman of Cendant Corporation Former Chairman, President and CEO of PHH Corporation Age 66; 17 years on CSX Board William Richardson Former President and CEO of Kellogg Foundation Former President Johns Hopkins University Director: Bank of New York, Exelon Age 67; 15 years on CSX Board Frank Royal MD Physician in private practice, health care expert Director: Dominion Resources, Smithfield Foods, Sun Trust Bank Age 68; 14 years on CSX Board Steven Halverson CEO of The Haskell Company Director : ACIG Insurance Company, Construction Industry Roundtable Age 54; 1 year on CSX Board Source: CSX 2008 DEF 14A

21 Corporate Governance Is the Board working for shareholders or for management and themselves? Allegedly approved “spring loaded” grants, in violation of Insider Trading Policy Allegedly allowed abusive use of The Greenbrier(1) Changed compensation basis to Operating Ratio (easily manipulated)(2) Compensated management (and themselves) highest in industry Approved $95m golden parachute payment for senior management(3) Enriching Management Entrenching Management Marketed CSX as a “public service company” in DC Denied shareholders right to elect directors at special meetings Terminated discussions with TCI to settle amicably Lobbied for SEC registration of hedge funds Overstated returns by using ROIC (instead of replacement cost) Repeatedly reset record date and delayed annual meeting Filed baseless lawsuit against TCI and 3G Made false and misleading statements about TCI/3G and their intentions Refused to meet with TCI prior to announcement of proxy contest Permitted screening of attendees at company events (even if shareholder) (1) Civil Action No. 08-C-62, Paul Ratchford vs. CSX Corporation (2) Source: CSX 2007 DEF 14A (3) Source: CSX 2008 DEF 14A

# Corporate Governance

*Concern: shareholder pressure has been required to force positive change*

| | Pre-Shareholder Pressure | Now |
|---|---|---|
| SHARE BUYBACKS | $500 million over 1 year[1] | $3 billion over 2 years (6x) *(but now buying stock 30% more expensive and paying 2x spread over LIBOR as would have in Q1 07)* |
| SHAREHOLDER MEETINGS | No ability for shareholders to call special meeting | Ability for only certain shareholders, and only for limited purposes |
| BOARD RAILROAD EXPERIENCE | No directors with railroad experience (excluding CEO) | One CSX nominee with railroad experience |
| FINANCIAL TARGETS | Understate realistic potential | Raised ~20% (but still understate realistic potential) |

***Shareholder pressure is working, so why deny shareholders a voice?***

(1) CSX Press Release, July 18, 2006

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# Corporate Governance

*Concern: highest industry compensation for lagging industry performance*

| | 2007 | | | | |
|---|---|---|---|---|---|
| | CSX | NSC | BNI | UNP | CN |
| TOTAL EXECUTIVE COMPENSATION (top 5 executives) | **$38m** | $32m | $20m | $23m | $19m |
| AVERAGE NON-EXEC DIRECTOR COMPENSATION | **$343k** | $266k | $258k | $175k | $306k |
| TOTAL "GOLDEN PARACHUTE" PAYMENTS | $95m | **$99m** | $73m | $73m | ~$12m |

***CSX management made 62% more than their peers…***

***CSX directors made 34% more than their peers…***

***Despite CSX lagging peers on performance***

| Velocity | Dwell Time | Accident Rate | Labor/Miles | Cost Inflation | Cost / Unit Inflation |
|---|---|---|---|---|---|
| CN | CN | NSC | CN | NSC | CN |
| BNSF | NSC | CN | BNSF | CN | UP |
| UP | CSX | CSX | NSC | UP | NSC |
| NSC | BNSF | BNSF | UP | CSX | CSX |
| CSX | UP | UP | CSX | BNSF | BNSF |

Source: Group analysis of 2008 Schedule 14A Filings for CSX, NSC, BNI, and UNP, Management Information Circular for CNI, and conversations with CNI management. For all companies, compensation is listed for actively serving named executive officers. Norfolk Southern excludes former executive Wolf

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24 Corporate Governance Concern: Board and management don’t seem to have conviction in CSX value $0m $0m TOTAL OPEN MARKET PURCHASES $(1.1)m $(38.9)m TOTAL SALES Last Two Years Activity In CSX stock Senior Management Team Board TOTAL GRANTS $28.9m $5.3m CHANGE IN NET EXPOSURE TO CSX $(10.0)m $4.2m Source: Group Analysis of CSX 2008 DEF14A. Senior Management Team includes: Ward, Munoz, Gooden, Ingram and Fitzsimmons. “Grants” include “grant or award”, “payment of director’s fees and/or annual retainer pursuant to the CSX Corporation Stock Plan for Directors” and “dividend reinvestment and employer contributions”. “Sales” include “exercise of common stock options” and “open market sale of common stock”, “gift of common stock” and exclude “payment of tax liability by withholding securities incident to the receipt, exercise, or vesting of a security” Senior management have been large sellers of CSX stock And neither senior management nor directors have bought a single CSX share out of their own pockets How can we be sure they understand the value and potential of CSX?

25 Corporate Governance Concern: Board not interested in allowing shareholders a voice without ties TCI/3G Concessions Conceded on number of board seats Offered to work with CSX Board to find mutually agreeable directors Suggested leaving contentious issue of separating Chairman/CEO roles to a shareholder vote Offered to sign a one-year standstill (unprecedented for TCI) CSX Position Was unwilling to ever articulate a full list of concerns Demanded TCI/3G sign a multi-year standstill Wanted a commitment to maintaining joint Chairman/CEO role Abruptly terminated discussions In the end was it more important to CSX directors to protect Michael Ward as Chairman and CEO, and tie our hands for years, than to come to an amicable solution? CSX terminated discussions

26 Corporate Governance Concern: “spring-loading” and violations of Insider Trading Policy Major Allegations against Board and Michael Ward Setting “spring-loaded” grants for CSX executives Set grants while in possession of material non-public information, in violation of Insider Trading Policy and bylaws May 1, 2007 – Set millions of dollars of LTIP performance grants to CSX Executives and Directors May 8, 2007 – Announce 50% increase in buyback and higher guidance. Stock price 7.4% higher than on May 1 In contrast, in 2006, the company set its LTIP grants immediately following the public release of material information Issuing stock grants to Directors during the blackout period (December 2007) Publicly available information suggests that the Board violated Insider Trading Policy, Corporate Governance guidelines, and the CSX bylaws for the benefit of themselves and senior management Source: Counterclaims and Third-Party Claims of The Children's Investment Master Fund, CSX Corp. v. The Children's Investment F und (UK) LLP, et al., N o. 08 Civ. 2764 (LAK) (KNF) (S.D.N.Y. Apr. 4, 2008)

27 Corporate Governance Concern: disingenuous attempt at special meeting bylaw Shareholders vote for ability to call special meetings (passed 2:1), May 07 “At first glance, the bylaw would appear to be positive for shareholders. A closer reading, however, casts doubt on the bylaw’s impact.” (ISS, February 2008) Why is the Board unwilling to give shareholders what they voted for? May 07 – Jan 08 : Board takes no action CSX goes to SEC to try to avoid putting RAM’s resolution on its proxy. Says it will amend bylaws in a way which “substantially implements the [RAM] proposal” CSX amends bylaws (Feb 08), but: (i) special meetings cannot be called to elect or remove directors (ii) requesting shareholder must own stock on record date AND meeting date (iii) Requesting shareholder must be ‘shareholder of record’ (vs. beneficial owner as is typical) SEC denies CSX’s request, Mar 08. SEC “unable to concur in [CSX’s] view” A shareholder (RAM Trust) proposes a similar resolution for the 2008 Annual Meeting, Jan 08

28 Corporate Governance Concern: filing baseless lawsuit to manipulate shareholder vote The Truth CSX’s Major Allegations TCI/3G have an agreement with swap counterparties to vote stock (if any) hedging swaps TCI/3G formed a group much earlier than disclosed TCI/3G are seeking control of CSX There is no agreement to vote stock (if any) hedging the swaps TCI and 3G formed a group in December, as disclosed, and are not working with any other shareholders TCI and 3G are not seeking control. Proposing only a minority slate, and if successful only 2 directors on a Board of 12 will be from TCI/3G Real Rationale Behind CSX’s Baseless Lawsuit? Did CSX use this lawsuit as an excuse to reset the record date? Waited until after the initial record date had passed, had time to evaluate likelihood of its success, then filed lawsuit and reset record date CSX could have made the same allegations months (or even a year) ago Would CSX have delayed the shareholder meeting to June if it was going to win in May?

29 Corporate Governance Concern: harassment and intimidation of workers In March 2008 the Federal Railroad Administration published “CSX Transportation Harassment and Intimidation Investigation”: The investigation followed an August 2006 joint letter from the two largest rail unions (UTU and BLET) concerning their “outrage that CSXT was engaged in targeted selective stalking, and harassment and intimidation of its train and engine service employees who had reported on-duty injuries” FRA conducted an extensive, one year investigation FRA concluded “that certain CSXT officers had created an atmosphere or culture that tends to have a chilling effect on employee injury/illness reporting” FRA recommended 30 civil penalties against CSXT The FRA investigation and our discussions with union leaders confirm a culture of intimidation at CSX Roughly 50% of all intimidation cases reported to the UTU are from CSX workers, despite them being less than 25% of UTU membership This is not acceptable Source: “CSX Transportation Harassment and Intimidation Investigation” March 2008, Federal Railroad Administration. TCI discussions with UTU

30 Corporate Governance Concern: alleged abusive use of the The Greenbrier The former Greenbrier President has alleged widespread abuse of the resort by executives and Board members, who treat it as their own private country club. Allegations include: Unaccounted for use, “comped” use, and unpaid tabs Executives charge under-market rent to Greenbrier clinic for “free” medical examinations Benefits not properly accounted for as compensation, to avoid tax Is this why management insists on keeping The Greenbrier? Is this why it is losing money? (apparently $15m loss annually) Is this why CSX just spent $50m to renovate it? Is this investment economically justifiable? If so, why wasn’t it openly disclosed to shareholders? Source: Civil Action No. 08-C-62, Paul Ratchford vs. CSX Corporation

31 Corporate Governance Our concerns are shared Source: Large four US railroads refers to the four largest Class I US railroads: Norfolk Southern, CSX, Burlington Northern Santa Fe, Union Pacific. An example of Warren Buffet’s investment philosophy: 'As time goes on, I get more and more convinced that the right method in investment is to put fairly large sums into enterprises which one thinks one knows something about and in the management of which one thoroughly believes.” 1991 Letter to Berkshire Hathaway shareholders, quoting John Maynard Keynes. www.theCRO.com. Rick Patterson, UBS Research, 6 M arch 2008 “As time goes on, I get more and more convinced that the right method in investment is to put fairly large sums into enterprises which one thinks one knows something about and in the management of which one thoroughly believes.” Warren Buffett (1991) Mr. Buffett invested in every one of the large four US railroads except CSX Corporate Responsibility Officer Magazine just named three of the top four US railroads to a list of the nation’s 100 Best Corporate Citizens except CSX “We've little doubt the railroad CEO's dictate and control the agenda for the Boards.” Rick Paterson, UBS Research (2008)

32 The Truth About Performance “If what you did yesterday seems big, you haven’t done anything today” Lou Holtz Source: http://www.louholtzhalloffame.com/ Holtz is the only coach i n NCAA history to lead six different programs to bowl games and the only coach to guide four different programs to final top 20 rankings. He is also a multiple winner of Coach of the Year honors

33 The Truth About Performance The Simple Truth – CSX is a laggard on key operational metrics Velocity Dwell Time Accident Rate Labor/Sales Cost Inflation Cost / Unit Inflation CN CN NSC CN NSC CN BNSF NSC CN BNSF CN UP UP CSX CSX NSC UP NSC NSC BNSF BNSF UP CSX CSX CSX UP UP CSX BNSF BNSF Difference not due to geography: one of each network type is often better than CSX Best Worst Source: Velocity and Dwell figures are the annual average of the weekly data reported by the AAR for 2007. Accident rate defined as accidents per million train miles. Accident Rate for CN per 2007 Full Year Report. Accident Rate for CSX, NSC, BNSF, and UP per FRA data for the 11 months ended Dec ember 31, 2007. Labor / Sales, Cost Inflation, and Cost Inflation / Unit all per company 2007 Full Year Reports . Labor / Sales is the ratio of labor expense divided by total revenues for full year 2007. Cost inflation is total operating expense (excluding fuel) growth from 2006 to 2007. Cost inflation per unit is the growth of total operating expenses (excluding fuel) divided by total carloads from 2006 to 2007

# The Truth About Performance
*Customer surveys confirm poor performance relative to peers*

- **Independent**, third-party customer surveys done **this year** paint a worrying picture…

## Morgan Stanley Research

***Q. Delivery When Expected?***

| | Sep 07 | Apr 08 |
|---|---|---|
| Best | NSC | NSC |
| | BN | BN |
| | CN | UP |
| | CSX | CSX |
| Worst | UP | CN |

## Credit Suisse Research

***% Of Shippers Rating Service "Fair" or "Poor"***

| | | |
|---|---|---|
| Best | NSC | 8% |
| | BN | 18% |
| | UP | 36% |
| | CN | 37% |
| Worst | **CSX** | **54%** |

**CSX's internal surveys show improvement, but service is still among the industry's worst**

Source: Morgan Stanley Research April 18, 2008. Credit Suisse Research April 14,2008. Morgan Stanley survey was actually cited by the Norfolk Southern CEO on NSC Q1 call, April 23, 2008

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$0m $500m $1 ,000m $1 ,500m $2 ,000m $2 ,500m 2003 EBIT Reported 2003 EBIT Adjusted Inflationary Pricing/Costs Real Pricing Volume Productivity 2007 EBIT Adjusted 2007 EBIT Reported 35 Source: Group analysis of 2003 and 2007 Quarterly Financial Reports. Inflationary Pricing/Costs assumes annual growth of 3.5% of Revenue Per Unit and Cost per Unit. 3.5% is the industry’s cost inflation CAGR (03-07) as measured by the AAR’s ALL-LF Index (costs excluding fuel). Productivity refers to actual CSX Cost per Unit performance (excluding Fuel). Volume refers to total volume declines between 2003 and 2007. Real Pricing refers to actual CSX Revenue per Unit performance (with associated fuel cost increase). Sources of EBIT Growth based on Adjusted EBIT for 2003 and 2007. For Adjusted EBIT reconciliation see Slide 77. Michael Ward was appointed CEO of CSX in January 2003, current management team all together from early 2004 The Truth About Performance Has the business improved? Yes but largely not the result of management Evolution of CSX Adjusted EBIT 2003-2007 100% TOTAL -4% Volume 6% Productivity 88% Real Pricing 10% Inflationary Pricing / Costs Sources of EBIT Growth Largely out of Management control Within Management control Nearly 90% of EBIT improvement is from pricing

36 Source: Bloomberg Total Return Analysis, 31st December 2003 through 31st December 2007. Michael Ward was appointed CEO of CSX in January 2003, current management team all together from earl y 2004 The Truth About Performance Industry stock prices performance confirms ‘rising tide lifting all boats’ 22.6% Norfolk Southern 25.3% Railroad Average 9.2% S&P 23.8% Canadian National 25.0% Union Pacific 26.5% CSX 28.4% Burlington Northern Annualized Total Return (2004-2007) Railroad Industry-wide factors, not CSX management, have largely driven stock performance “Railroad Industry Renaissance” Railroad capacity constraints better pricing Higher fuel prices benefit rail over truck Increasing highway congestion Resurgence of coal and agricultural volumes Growth of intermodal

-3.0% -2.0% -1.0% 0.0% 1.0% 2.0% 3.0% 4.0% 2001 2002 2003 2004 2005 2006 2007 -6. 0% -4. 0% -2. 0% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% Productivity Yield Growth 37 The Truth About Performance Productivity, which is under management’s control, seems to have stalled Productivity has been declining at CSX, especially after the company began raising prices. In fact, in 2007, CSX had the second worst cost control in the industry. Source: Group analysis. CSX and Company Annual Reports and Q4 Financial report. “Productivity” defined as assumed Cost Inflation of 3% less Adjusted Actual Unit Cost (exfuel) Growth. 3% is the industry’s cost inflation CAGR (00-07) as measured by the AAR’s ALL-LF Index (costs excluding fuel). Unit cost defined as total operating expenses (excluding fuel) per carload. For reconciliation of adjusted numbers used in analysis see slide 78 CSX Productivity vs. Yield Growth 2007 Unit Cost (ex Fuel) Growth Comparison Yield Growth Productivity Cost used to increase below inflation Costs now increasing above inflation Volume Growth -2% -1% -4% -3% -3% 1.4% 1.9% 2.7% 5.5% 7.7% 1% 2% 3% 4% 5% 6% 7% 8% CN UP NSC CSX BNSF

38 The Truth About Performance Recent performance flattered by non-recurrings, it’s not as good as it looks Q1 2008 Non-Fuel Cost Growth -0 .4% 1.8% 0.9% 3.2% Total Costs Costs Per Unit Reported Financials Adjusted Financials Q1 2008 performance flattered by $38m of “oneoff” serious derailment expenses in Q1 2007 Q4 2007 Non-Fuel Cost Growth Q4 2007 performance flattered by $56m positive change in personal injury reserves -0.6% 2.2% 1.7% 4.5% Total Costs Costs Per Unit Reported Financials Adjusted Financials Core cost performance shows NO productivity Adjusting for one-off items illustrates CSX’s continued inability to realize productivity Source: Group analysis. CSX Q4 2007 and Q1 2008 Quarterly Financial Reports and Presentations. For reconciliation of Reported Financials to Adjusted Financials see slide 79

1.20 1.30 1.40 1.50 1.60 1.70 1.80 2002 2003 2004 2005 2006 2007 Cents (USD) / GTM CSX Cost CN Cost (Constant FX) 39 The Truth About Performance And the gap to industry leader, Canadian National, is actually widening In 2002 CSX’s costs/GTM were 11% higher than CN. In 2007 the gap widened to 26% Source: Group analysis. CSX and Canadian National Annual Reports and Q4 2007 Financial Report. For CSX adjusted cost reconciliation see Slide 78 11% worse 28% worse

40 The Productivity Opportunity “Perhaps the most ingrained barrier is human nature, the tendency to stick with the familiar and the comfortable, to keep doing things the way we’ve always done them” Hunter Harrison, CEO of Canadian National (on the barriers to change) Source: How We Work and Why by Hunter Harrison (2005)

41 The Productivity Opportunity Productivity can offset cost inflation and accommodate free growth We believe that over the next decade CSX can achieve, as a result of productivity improvement: Zero cost inflation 1% volume growth per year (without growth capex) Implications $2.2bn run-rate EBIT improvement(1) $100m annual saving in capex No structural reason CSX cannot be most productive railroad in America Canadian National is the model The Potential The Present Current situation (2007): Costs increasing > inflation $700+ million in growth capex While volumes declining No long-term productivity targets Excuses for why CSX cannot be most productive railroad in America Note: Costs refer to operating expenses excluding fuel and depreciation expenses (1) Run-rate refers to incremental annual EBIT contribution as a result of productivity gains. We believe improvements can be captured within five years, although presented here over 10 years

# The Productivity Opportunity
*Summary of potential benefits*

| Issue | Benefit ($mm) | Potential Actionable Opportunities |
|---|---|---|
| Emulating CN's Revolution. Becoming a *Scheduled Precision Railroad* | 1,800 | ❑ Dramatically improve yard operations, consolidate freight, and optimize scheduling<br>❑ Increase velocity 3mph (12%), reduce handlings per carload by ~1.5 (44%), reduce dwell by 5 hours (22%), increase train length (23%), and decrease loading time (25%) |
| Locomotive Maintenance Expense | 100 | ❑ Eliminate inefficient maintenance outsourcing agreement with General Electric (GE)<br>❑ Implement more disciplined maintenance processes |
| Fuel Consumption | 130 | ❑ Monitor engineer decisions with tools CSX already has but does not use<br>❑ Reduce number of yards and incentivize/manage yard workers to improve execution and discipline |
| Labor Productivity | 150 | ❑ Optimize scheduling to increase labor productivity<br>❑ Reduce the time employees are paid for hours not worked |
| **Total annual benefit** | **2,200** | |

Source: Group analysis. Percentages in parenthesis reflect the percentage change of each metric. See slide 50 and 51 for more detail. While we believe the assumptions and productivity benefits stated herein are reasonable, actual improvements may be materially different than assumed

42

43 The Productivity Opportunity Realizing even part of the opportunity is hugely valuable % of Productivity Benefits Achieved 2007 25% 50% 75% 100% Op. Income $2,224m 2,774 3,324 3,874 4,424 Increase 25% 49% 74% 99% EPS $2.70 $3.50 $4.30 $5.11 $5.91 Increase 30% 59% 89% 119% Source: Group analysis and CSX Fourth Quarter Quarterly Financial Report 2007. While we believe the assumptions and productivity benefits stated herein are reasonable, actual improvements may be materially different than assumed

44 The Productivity Opportunity Management guidance implies no improvement in productivity Management’s 2010 margin target (“low 70s”) can be achieved by pricing alone Implies management has no plan to improve productivity Implies no volume growth Implies 0% return on the $2 billion of growth capex in budget(1) Management target of low 70s If management doesn’t target to improve operations, how can we know it will? Source: Group analysis, CSX 10K. 2008 price growth based on management guidance of 6%+. Cost Inflation of 3% in line with AAR All-LF Cost Index for since 2000. (1) CSX’s announced capex plan contains $1.6bn of expansion capex through 2010 – we assume current maintenance capex of c .$1 billion 2007 2008 2009 2010 Revenue 10.0 10.6 11.2 11.7 price growth 6.0% 5.0% 5.0% volume growth 0% 0% 0% Operating expenses (7.8) (8.0) (8.3) (8.5) growth 3.0% 3.0% 3.0% Core operating income 2.2 2.6 2.9 3.2 operating ratio 78% 76% 74% 73%

Ma inline Train 45 The Productivity Opportunity Focus on dwell, as cars move only 10% of the time in a typical shipment Loading Process at Shipper Wait at Local Yard to build train Switched at System Yard Switched at Regional Yard Switched at Regional Yard Wait at Destination Yard to split Unloading Process at Consignee 3-4 days dwell 3-4 days dwell 1 day dwell 1 day dwell 1 day dwell Local Train Local Train Mainline Train Mainline Train Mainline Train 10 days of “dwell” time + 1 day of travel time (500+ miles @ 20 miles / hour) = 11 day trip (and then back again)

46 The Productivity Opportunity Why is Canadian National a good model? Canadian National (“CN”) is the best-in-class railroad Most profitable and most productive railroad in America (margins 60% higher than CSX) CN went from “worst” to “first” in industry profitability. It can be done, despite skeptics “CN? It’s going to be very difficult for them to compete. Look at them. Miles and miles of inefficient track. Operating ratio of 85 – sure, they were in the high nineties three years ago, but the leaders south of the border are at 78 and improving. They’re a railroad. How can they catch up? They can’t”.(1) What is our view based on? The expertise of our nominees (50+ years of railroad experience) Gil Lamphere has 15 years of experience with Hunter Harrison, CEO of CN Numerous discussions with current and former Canadian National management Discussions with former CSX executives (senior and mid-level) Studies conducted by several consultants retained by TCI and 3G We see a tremendous opportunity to learn from the best-in-class railroad (1) Canadian National Annual Report 2000 referring to a view of Canadian National in 1996

47 The Productivity Opportunity The arguments against using CN as the model are often one-sided CN has a simple “T” network, CSX is complex CSX’s complex network is really a few simple networks as well CN benefits from nationalized healthcare Payroll taxes, FELA and healthcare differences are worth ~2-3% on the operating ratio CN has flatter grades/terrain CN inherited a gold plated network from the government It’s been 12 years since CN privatization. CSX says its network is well-maintained CN has longer length of hauls ~600 miles vs. 540 miles for CSX Rarely Mentioned Disadvantages CN’s Perceived Advantages Canadian weather is much harsher Effectively reduces capacity by 10%+ for two months of the year CN has less highly-efficient unit train business Coal/Grain represent only 18% of CN’s volume vs. 32% at CSX CN has a less favorable regulatory environment Interswitching, Final Offer Arbitration, Grain rates semi-regulated CN has a much less dense network CSX’s network is 27% more dense than CN, making it easier to leverage fixed costs CN has an older and less powerful fleet of locomotives Source: AAR Analysis of Class I Railroads 2006, conversations with CSX and CN management, conversations with independent industry consultants, Group analysis of CN Q4 Release and CSX Q4 Financial Report

 “People who really understand the industry would not draw direct comparisons between an American railroad and a Canadian Railroad” “They do not run through many urban centers” “It’s a very streamlined railroad, it’s sort of a “T” if you will” “Very different health and welfare system” “A lot of their business is grain and coal” “We’re really talking about apples and oranges” 48 The Productivity Opportunity We believe Hunter Harrison Source: Michael Ward testimony in Congress, March 5 2008. Hunter Harrison comments from meetings with investors, February 27, 2008 Hunter Harrison, CEO of CN Michael Ward on CN vs. CSX The CN railroading model will work anywhere There are no overall structural differences that give Canada an advantage over the US Infrastructure is similar across all railroads, CN just manages the network and terminals differently No reason you can’t take any of the Class I’s to something close to CN’s level In 1998, there was cultural resistance today, all of CN understands how to support the precision scheduled railroad model

49 The Productivity Opportunity What is the Canadian National model? (1) Canadian National Fact Sheet. Other source: discussions with CN management Optimize railroad better service better value for customer customers help optimize Precision Scheduled Railroading Every railcar has a trip plan “Every aspect of train operations exists to keep each railcar shipment moving”(1) Strict, and optimized, scheduling allows for crew and yard optimization Less dwell time Crews able to switch “half-way” with another crew, so both crews arrive home at night Brings optimal amount of cars and power to the right yards Smart Yards – Computer program that helps yards work more like assembly plants Use price to influence customer behavior Auction pricing system used to balance traffic across days of week Charges and penalties used to reduce railcars being used as inventory storage “Precision Railroading model permeates the entire company and creates a system of continuous improvement”(1)

# The Productivity Opportunity

*CSX's metrics are generally worse than CN's were* ***pre-revolution***

| | CN 1998 | CN Improvement | CN Today | CSX Today | CN Advantage vs. CSX |
|---|---|---|---|---|---|
| Carloads (000s) / Hump and Major Flat Yard [(1)] | NA | | 206 | 66 | **212%** |
| Gross Ton Miles (bn) / Horse Power (mm) [(2)] | 41 | **33%** | 55 | 33 | **67%** |
| Miles / Car / Day [(3)] | 104 | **28%** | 133 | 95 | **40%** |
| Velocity (MPH) [(4)] | 21 | **12%** | 24 | 21 | **14%** |
| Cars / Train [(5)] | 67 | **23%** | 82 | 60 | **37%** |
| Handlings / Car [(6)] | >3 | **44%** | <2 | >3 | **>50%** |
| Dwell (Hours) [(7)] | 26 | **31%** | 18 | 23 | **22%** |
| Hours / Load/Unload [(8)] | 96 | **25%** | 72 | 96 | **25%** |

Source: Group Analysis. (1) Hump and major flatyards per and as defined by independent industry consultant. Carloads per 2007 year end report for CN and 2007 10K for CSX; excludes coal and intermodal carloads. (2) Group analysis of 2007 year end report for CN and CSX, 1998 year end report for CN, and independent industry consultant's analysis of data from *The Official 1998 Edition Locomotives Rosters & News* and *The Official 2008 Edition Locomotives Rosters & News* written by James W. Kerr. (3) Group analysis of AAR reports (cars online, CSX length of haul), Company reports (carloads) and discussions with company management (CN length of haul). Ratio calculated based on Group Analysis of data. CN 1998 figures estimated from CN 1999 data. (4) CN and CSX "Today" Velocity figures are the annual average of the weekly data reported by the AAR for 2007; CN 1998 Velocity is estimated by applying the rate of improvement from CN US Velocity (per R1 report) from 1998 to 2006 to the 2007 CN AAR reported Velocity (due to lack of CN company wide data from 1998). (5) Data for entire CN is not available. CN 1998 data is pro forma for merger of Illinois Central and Grand Trunk Corporation per 1998 R1 Report. CN and CSX "Today" data per 2006 R1 report for CSX and Grand Trunk Corporation. (6) CSX Handlings per industry consultant research and CN per 1998 Annual Report and discussions with company management. (7) CSX "Today" Dwell figures are the annual average of the weekly data reported by the AAR for 2007. CN 1998 data per 1999 Annual report and "Today" per discussions with management and company presentations. CN reported AAR weekly Dwell data not comparable to CSX data. (8) Hours / Load/Unload for CN per discussions with company management and for CSX per independent industry consultant.

50

# The Productivity Opportunity

*How much capacity could CSX theoretically create by emulating CN's revolution?*

| | CSX Today | Improve to CN[1] | CSX Potential |
|---|---|---|---|
| Velocity | 21 | 12% | 24 |
| Dwell | 23 | 22% | 18 |
| Handlings / Car | >3 | 44% | <2 |
| Hrs / Load/Unload | 96 | 25% | 72 |
| Cars / Train | 60 | 23% | 74 |

| CSX Illustrative Carload Cycle Analysis | Current | % of Cycle | Improved | % of Cycle |
|---|---|---|---|---|
| Average Round Trip (miles) | 1,080 | | 1,080 | |
| Velocity (miles/hour) | 21 | | 24 | |
| *Hours in Transit* | *51* | *13%* | *45* | *18%* |
| Average Handlings / Haul | 3.3 | | 1.8 | |
| Avg. Handlings / Cycle | 6.6 | | 3.6 | |
| Dwell / Stop (Hours) | 23 | | 18 | |
| Total Dwell at Stops (Hrs) | 152 | | 65 | |
| Hours per Load/Unload | 96 | | 72 | |
| Load/Unload Hours / Cycle | 192 | | 144 | |
| *Total Idle Hours* | *344* | *87%* | *209* | *82%* |
| *Total Trip Hours* | *395* | | *254* | |
| Time Saved | | | 141 | |
| **% Cycle Reduction / % Capacity Created** | | | **36%** | |

***36% more carload capacity and 19% more total capacity can generate incremental EBIT of $1.8 billion over time***

| CSX Incremental EBIT Potential | |
|---|---|
| *Capacity Creation through Cycle Time Reduction* | *36%* |
| Current Carload Revenue | $4.9bn |
| Incremental Revenue | $1.8bn |
| *Capacity Creation through More Cars per Train* | *19%* |
| Current Total Revenue | $10.0bn |
| Incremental Revenue | $1.9bn |
| Total Incremental Revenue | $3.7bn |
| Incremental Margin | 50% |
| **Incremental EBIT** | **$1.8bn** |

Source: Group analysis. Velocity, Dwell, Handlings, Hours / Load/Unload, and Cars / Train as per previous footnote. Average Haul per Analysis of Class I Railroads 2006, AAR. (1) Improve to the worse of absolute CN level today or level reached at CN percentage improvement

51

52 The Productivity Opportunity Although only indicative, our analysis ties closely with what happened at CN Source: Group Analysis. CN Average haul per discussion with company management. Velocity, dwell, and handling per previous footnote. Capital expenditures per CN Annual Reports and maintenance level per discussions with company management. Estimated pre-tax return on capex and incremental margin based on group analysis. Revenue and EBIT data per Annual Reports Our analysis would predict CN should have generated incremental EBIT of $1.5bn, which ties closely to actual incremental EBIT of $1.6bn CN Estimated Incremental EBIT From Growth Capex (CAD in millions) 1998 - 2007 Total Capex 10,968 Maintenance 8,246 Growth 2,722 Estimated Pre-Tax Return on Capex 14% EBIT Benefit (following year) 313 EBIT Benefit adjusted for inflation 336 Total EBIT Benefit from Growth Capex 1998-2007 336 1998 2007 Reported Reported Revenue 5,137 7,89 7 EBIT 1,281 2,87 6 % OR 75% 64% Actual EBIT Growth 1,59 5 CN Backtest Analysis (CAD in millions) Capacity Creation through 38% Cycle Time Reduction Inflation Adjusted '98 Carload Revenue 3,352 Implied Incremental Revenue 1,264 Capacity Creation through 18% More Cars per Train Inflation Adjusted '98 Total Revenue 6,139 Implied Incremental Revenue 1,123 Total Incremental Revenue 2,387 Incremental Margin 50% Incremental EBIT - Capacity Creation 1,194 Incremental EBIT - Growth Capex 336 Total Incremental EBIT 1,530 CN Estimated Capacity Created Through Productivity CN Illustrative % % Carload Cycle Analysis 1998 of Cycle 2007 of Cycle Average Round Trip (miles) 1,200 1,200 Velocity (miles/hour) 21 24 Hours in Transit 57 14% 50 19% Average Handlings / Haul 3.2 1.8 Avg. Handlings / Cycle 6.4 3.6 Dwell / Stop (Hours) 26 18 Total Dwell at Stops (Hrs) 166 65 Hours per Load/Unload 96 72 Load/Unload Hours / Cycle 192 144 Total Idle Hours 358 86% 209 81% Total Trip Hours 416 259 Time Saved 157 % Cycle Reduction or % Capacity Created 38%

# The Productivity Opportunity
*Further opportunities – Locomotives*

***CSX outspends Norfolk Southern on locomotives by almost any measure…***

***Despite similar fleet size, age, power and similar operating environment***

| | NS | CSX | % Diff |
|---|---|---|---|
| Locomotive Opex / HP | 24 | 33 | +37% |
| Locomotive Opex ($k) / Locomotive | 82 | 116 | +41% |
| Locomotive Opex ($k) / GTM (Bn) | 737 | 827 | +12% |
| Locomotive Opex ($mm) | 309 | 424 | +37% |
| Age of Fleet (Yrs) | 18 | 19 | |
| HP / Locomotive | 3,367 | 3,475 | |

- Is this because CSX has a locomotive maintenance outsourcing agreement with General Electric (GE) on all GE manufactured engines?
  - This outsourcing agreement results in parallel locomotive shops throughout the network – a GE shop employing CSX labor and a CSX shop, also employing CSX labor, resulting in duplicative locomotive shops at many CSX yards?
- Is this because CSX has too many leased units which are typically more expensive to maintain (8% of units leased vs NSC at 3%)?
  - CSX's reduction of leased units from 13% to 8% of the fleet over the past three years suggests this is true

**A 25% reduction to CSX locomotive operating expense would save CSX $100 million**

Source: 2006 R1 Reports for CSX and NS, Group analysis, and independent industry consultant. Locomotive opex excludes lease and depreciation expenses to increase comparability

53

1.24 1.13 1.05 1.10 1.15 1.20 1.25 CSX CN The Productivity Opportunity Further opportunities – Fuel Opportunity to consume 9% less fuel Source: 2007 Q4 Reports for CSX and CN. Savings based on CSX Q407 average price of fuel Why does CSX consume more fuel per GTM than CN, despite CSX having a younger locomotive fleet? A 9% reduction in Fuel / GTM consumption would save CSX over $130 million Potential is even greater ALL in Brazil, under Alex Behring’s leadership, implemented onboard computers which helped reduce fuel consumption by over 20% 54 Gallons of Fuel (mm) / GTM (bn)

The Productivity Opportunity Further opportunities – Labor Productivity Source: Independent consultant, 2006 R1 Reports for CSX and NSC, AAR and STB reports CSX NSC % of Hours Paid but Not Worked 23% 12% Transportation Wage $1,046m Savings @ 12% $150m 23% of the hours CSX pays for do not actually get worked (vs. 12% at Norfolk Southern) Is CSX using its workers to the best of their ability? Does CSX have a sub-optimal schedule? Does NS maintain a more disciplined operation? Does NS organize to have train crews finish shifts by doing yard work? 55 Crews are paid for 8 hour shifts (regardless of whether they work for 8 hours or not). Trips not completing as planned and bad scheduling will lead to under-utilization of train crews If CSX improved to NSC’s level, the company would save $150 million

FRA Personal Injuries Frequency Index 1.10 1.14 1.18 1.22 NS CSX Accidents per million train miles Caused by Human Factor 0.90 0.95 1.00 1.05 1.10 NS CSX Accidents per million train miles 2.0 2.2 2.4 2.6 2.8 3.0 NS CSX The Productivity Opportunity Further opportunities – Safety (unquantifiable) Accident rates are an important indicator of network performance There are numerous costs to accidents Employees – takes lives, hurts morale, reduces labor availability Communities – takes lives and disrupts widely Shippers – worsens service, damages goods, hinders business Railroad – increases costs, reduces capacity, and heightens regulatory/government scrutiny 56 Source: Group analysis. FRA Reports. Written Testimony before House Transportation and Infrastructure Hearings, March 5, 2008 22% Worse 11% Worse 3% Worse “Safety is great for business” – Joseph Boardman, Administrator of FRA “With proper attention to a good safety culture, the safety record will follow.” Joseph Boardman

57 Pricing Discount A picture is worth a thousand words. . .

58 Pricing Discount Is there a smarter way to price? US railroad pricing models haven’t really changed since deregulation What can we learn from other models? Airline yield management – uses price to ‘balance’ demand across times of day, days of week and weeks of year. It is our understanding that CSX does not do this CN pricing system (Intermodal) – allocates a fixed number of loading slots per day and then allows shippers to bid on slots. Successfully balanced traffic across days Balancing demand results in increased throughput and more profitable traffic without simply raising prices to shippers. A win-win situation for CSX and its shippers Gary Wilson (former Chairman of Northwest Airlines) and Gil Lamphere (former Canadian National Board Director) are uniquely positioned to bring ‘best practice’ in pricing to CSX

# Pricing Discount
*Why does CSX price at a deep discount to Norfolk Southern?*



Comparison of Revenue per Revenue-Ton-Mile for Key Commodities (cents)
NS versus CSX - 2007
Cents per ton mile
8
7
6
5
4
3
2
+27 %
- 5 %
+9%
+16%
Coal
Intermodal
All Other
Total
Norfolk Southern
CSX
Revenue Per Ton Mile best controls for distance and weight differentials
$2.6bn business alone

**In 2007, CSX on average priced 16% below NSC on a revenue base of $10 billion**
**Service, haul, mix and competition may be factors but gap needs to be addressed**

Source: Group analysis of CSX and Norfolk Southern Q4 Financial Reports

59

60 Capital Allocation And Structure "Over time, the skill with which a company's managers allocate capital has an enormous impact on the enterprise's value." Warren Buffet Source: Berkshire Hathaway Letter To Shareholders, 1994

61 600 1,000 1,400 1,800 2001 2002 2003 2004 2005 2006 2007 2008F 2009 F 2010F $m Capital Allocation And Structure How can we be comfortable management will be disciplined? Until early 2006, CSX management were compensated on Free Cash Flow But now, long term compensation is based largely on the operating ratio (OR) How does this incentivize management to be capital disciplined? Capex has increased by over 50% since this change to the compensation scheme We believe the OR can be manipulated (e.g. re-classifying opex as capex) Compensation on FCF CSX Capex “The most important management act is allocation of the company's capital. It ranks first because, over time, allocation of capital determines shareholder value.” Robert Hagstrom, The Essential Buffet Compensation on OR Source: Group analysis. CSX 10-Ks and Quarterly Financial Reports

62 Capital Allocation And Structure How can we be comfortable management will be disciplined? “As a private company, BNSF will only invest in added capacity to the extent we believe we can earn an adequate return on those investments.” Matt Rose, CEO of Burlington Northern “The owners of the Union Pacific (our shareholders) have a fiduciary responsibility to ensure that management will operate the Company in a profitable manner and make prudent decisions regarding future capital investments.” Jim Young, CEO of Union Pacific ”Increased investment in additional capacity cannot always be economically justified if it becomes questionable whether a company can meet its cost of capital on an ongoing basis.” Wick Moorman, CEO of Norfolk Southern We note a stark contrast between comments by other railroad CEOs and those by Michael Ward “Have you heard the joke about the farmer who won the lottery? Friends came to him and said, Oh my God, you’ve won the lottery, what are you going to do with all that money? He said, I am a farmer, and I love farming and I am going to keep farming until every penny of it is gone. Railroaders are like that too.” “We are not concerned about what Congress may do We intend to continue to invest in our business.” Michael Ward, CEO of CSX Source: Michael Ward Inter view with Bloomberg’s Rhonda Schaffler on September 7, 2007 and testimony in Congress, March 5 2008. Other CEO comments taken from letters to the STB, Fall 2007

63 Capital Allocation And Structure Is the capital expenditure budget economically justifiable? Volumes Declining, and yet Capex Increasing Source: Group analysis of CSX 10K Reports and Q4 Financial Reports (1) See next slide for backup. (2) CSX’s announced capex plan contains $1.6bn of expansion capex thru 2010. We assume $100m creates 1% of volume growth as per CSX 2005 Investor Day where company said $1.2bn in annual capex would accommodate volume growth of 2-3% (assumes maintenance capex of c.$1 billion) Management has consistently over-estimated volume growth(1) Volumes are now at the same level as they were in 2001 and yet capex is almost double In spite of this, CSX’s capex plan seems to provide for 16% capacity expansion by 2010(2) Is this level of growth realistic? Management has denied there is further deferred maintenance capex to us 600 800 1,000 1,200 1,400 1,600 1,800 2,000 2003 2004 2005 2006 2007 2008F Capex ($m) 6,800 6,900 7,000 7,100 7,200 7,300 7,400 7,500 7,600 Volumes (thousands) Capex Volumes

Capital Allocation And Structure CSX management has consistently over-estimated volume growth 64 Management’s consistent over-estimation of growth is concerning Source: CSX Investor Day Presentation, 11 August 2005, Q4 2005 Earnings Call (January 24, 2006), Q3 2006 Earnings Call (October 18, 2006), Q4 2006 Earnings Call (January 3, 2007) Management Forecast Reality 2005 CSX Investor Day Budgeted for 2-3% annual volume growth for 2006-2010 Since 2005, volumes have been down 2005 Q4 Earnings Call “I think you could expect 1-3% growth” [in 2006] In 2006, volumes were flat 2006 Q3 Earnings Call “We expect 2 to 3% volume growth for the fourth quarter” Q4 volumes were flat 2006 Q4 Earnings Call “Strong expectations for [intermodal] volume growth” Intermodal volumes in 2007 were down over 3%

(10) (8) (6) (4) (2) 0 2 4 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 -400 -300 -200 -100 0 100 200 Tie Cumulative Surplus/Deficit (MM) Rail Cumulative Surplus/Deficit (Miles) Capital Allocation And Structure Is there significant deferred maintenance liability? Data says no CSX appears to have made up for historic deficits in tie/rail maintenance programs Rail Replacement Cumulative Surplus/Deficit (miles of rail) CSX Rail and Tie Replacement Analysis (1985-2006) 65 Source: Group Analysis of Class I Railroads – various lines and R-1 Schedule 721 Base scenario assumes that CSX and NS maintains and replaces rail and ties independent of expected changes in track miles Assets integrated from Conrail in 1999 assumed to be maintained to normalized standards Tie maintenance policy independent of changes in track miles. Based on normalized replacement rate of 2.5%. Rail replacement maintenance policy independent of changes in track miles. Based on normalized rail life of 1.5B GTM Tie Replacement Cumulative Surplus/Deficit (MM) CSX’s network does not appear to need “catch-up” maintenance capex

Capital Allocation And Structure Network performance doesn’t indicate deferred maintenance either 66 0.0 1.0 2.0 3.0 4.0 5.0 6.0 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 CSX % NS% UP% BNSF% % of Tracks w/ Slow Orders Slow Orders (1997 – 2006) Network Caused Accident Rate (2007) Network Accidents per m Train Miles Source: Slow Orders – Group analysis of R 1 Reports, Schedule 720. Network Accident Rate is Group Analysis of FRA Reports and refers to “Track and Signal” accidents between January – December 2007 CSX has lowest % of network on slow orders and average performance on network caused accidents performance that does not indicate an under-invested network Slow Orders require trains to run at reduced speeds on sections of track. Common reasons include track condition, accidents, weather. 0.73 1.01 1. 01 1. 36 0.00 0.20 0.40 0.60 0.80 1.00 1.20 1.40 Norfolk Southern CSX Burlington Northern Union Pacific

67 Capital Allocation And Structure Factors to consider in capital structure Infrastructure asset Pricing stability Diverse revenue base Non-core real estate Low-cost provider Cost opportunities Fixed cost base Capital intensive Strength of Business Serviceable Leverage Volatility of Cash flows Downside case quantifiable Must be able to service taxes, interest and maintenance capex in a downside case Not as severe as imagined Raise capital for both investment and buybacks Increase returns Maintain access to capital

68 Capital Allocation And Structure What is the appropriate capital structure for CSX? CSX Today 2x Net Debt / EBITDA Each Incremental 1x Net Debt / EBITDA Net Debt ($bn) $6.5bn $3bn (EBITDA – Maint capex) / Interest 4.6x - Potential decline in EBITDA possible(1) 49% 7% less New Capital Raised For Investment $3bn Or % of shares repurchased (2) 13% Value Created per Share(3) $12 Upside per share(4) 20% What is the appropriate risk for the reward? Source: Group analysis, CSX 2007 10-K. (1) Amount EBITDA can decline and with CSX still being able to ser vice Interest, Taxes and Maintenance Capex. Subject to covenants. (2) Assumes purchase price of $61.94 as of April 25, 2008. (3) Calculated as value created by investing debt at an pre-tax cost of 7% in either equity or capex projects returning 15% after tax and capitalizing resulting value at 15x. (4) Upside calculated based on price of $61.94 as of April 25, 2008 Uses for capital raised Each incremental turn of leverage creates $12 per share in value

2007A Downside % Revenue / Unit 1,409 1,452 3% Units 7,116 6,760 -5% Revenue 10,030 9,814 -2% Operating Costs 5,708 5,850 2% Depreciation 883 909 3% Diesel 1,210 1,150 -5% Total Costs 7,801 7,909 1% EBIT 2,229 1,906 -15% Margin 22% 19% EBITDA 3,112 2,815 -10% Margin 31% 29% % of Total Costs Fixed 77% 69 Capital Allocation And Structure Even in a severe downturn EBITDA is relatively resilient Pro Forma Financials Inflation escalators on vast majority of contracts Previous recessions have seen units fall 4-5% 90%+ of Operating Costs fixed over the short-term Diesel Fuel variable (fuel surcharges now in place) 10% EBITDA decline Potential mitigants: Real pricing above inflation Cost cutting In the current “freight recession” good rails are getting 5-6% pricing and reducing absolute costs “Downside” Case Rationale Source: Group analysis. CSX 10K Report and Q4 Financial Report

70 Intermodal = 14% Structural growth from trade/share gain Can be cyclical in short term Capital Allocation And Structure Diversity of revenue base limits volume downside 25% 14% Coal = 26% Utility coal used for heating/lighting/AC Stable over time Short term weather/inventory influence Agriculture/Food/Fertilizers = ~14% Feedstock and food input/outputs Growth from ethanol related moves CSX Revenue Breakdown Source: Group analysis. CSX 10K Report 2007 and Q4 Quarterly Financial Report 2007 Other = 43% Chemicals 13% Automotive 8% Forest Products 7% Metals 7% Other 8% 26% Waste = ~3% Population dependent 14%

Appendix

72 Our Nominees Christopher Hohn (41) Before founding TCI in 2003, Mr. Hohn spent seven years at Perry Capital and was the portfolio manager leading its European investment strategy from 1997 to 2003. Mr. Hohn has previously served on the Board of RIT Capital Partners plc, which is publicly listed on the London Stock Exchange Key reasons Mr. Hohn is being nominated and can add value to CSX are: Mr. Hohn has a long and successful track record of fundamental investing and actively maximizing value of public companies, including the Deutsche Börse Group, ABN AMRO, and Euronext N.V. Mr. Hohn has successfully advocated for strong corporate governance and shareholder rights in situations around the world TCI owns approximately 4.4% of CSX’s outstanding shares Mr. Hohn received a B.S. degree in Accounting and Business Economics (1st Class Honors) from Southampton University and an M.B.A. degree (high distinction) from Harvard Business School

73 Our Nominees Alexandre Behring (41) Mr. Behring is the Managing Director of 3G, a private investment firm. Previously, he spent 10 years at GP Investments, Latin America's largest private-equity firm, including eight years as a Partner and Member of the firm's Investment Committee. He served for seven years as CEO of America Latina Logistica (ALL), Latin America’s largest independent railroad and logistics company, which operates more than 13,000 miles of track in Brazil and Argentina. He remains on the Management Committee of ALL’s Board Key reasons Mr. Behring is being nominated and can add value to CSX are: Mr. Behring is a unique combination of a large CSX shareholder (3G owns approximately 4.3% of CSX’s outstanding shares) and an experienced, accomplished, hands-on railroad executive Under his leadership, ALL's accident rate was reduced by 86%, locomotive productivity increased at a double-digit compound annual growth rate, and its EBITDA margin improved from 6% to 41% ALL is now one of the most efficient and technologically advanced freight railroads in the world and has been voted several times by its employees as one of the best companies to work for in LatAm As a publicly traded company, ALL's market capitalization of $7.7 billion is over 40 times the amount Mr. Behring and his partners paid for the company 10 years ago Mr. Behring received a B.S. degree in Electric Engineering from Pontifícia Universidade Católica and an M.B.A. degree (high distinction) from Harvard Business School. He is also a locomotive engineer

74 Our Nominees Gilbert Lamphere (55) Mr. Lamphere is the Managing Director of Lamphere Capital Management, a private investment firm. Previously, he was a Director of Canadian National Railway, Chairman of Illinois Central Railroad prior to its sale to Canadian National in 1998, and a Director of Florida East Coast Industries (a railroad and real estate company). He also participated in the acquisition, financing, and oversight of MidSouth Rail. Mr. Lamphere has served as a Director of nine other public companies, including Carlyle Industries, Inc., Cleveland-Cliffs Inc., R. P. Scherer Corporation and Global Natural Resources Corporation. Earlier in his career, Mr. Lamphere was a Vice President of Mergers & Acquisitions at Morgan Stanley. Key reasons Mr. Lamphere is being nominated and can add value to CSX are: Mr. Lamphere has been Chairman or a director at three of the most successful and efficient railroads in North America During his tenure on the Boards of Canadian National and Illinois Central, where he worked closely with Hunter Harrison, the Companies' operating ratios improved from 76% to 64% and from over 90% to 63%, respectively Mr. Lamphere is deeply knowledgeable of the best practices in railroad operations and a proven value-added railroad board director Mr. Lamphere received an A.B. degree in Economics from Princeton University and an M.B.A. degree (high distinction) from Harvard Business School.

75 Our Nominees Timothy O’Toole (52) Mr. O’Toole has over 25 years of railroad industry experience. He is currently the Managing Director of the London Underground, where he is responsible for operating and rebuilding the Tube, the world’s oldest metropolitan railway. Previously, he served as President and Chief Executive Officer of Conrail from 1998 to 2001. During his more than 20 years at Conrail, he served in various senior management roles, including Senior Vice President of Law and Government Affairs, Senior Vice President of Finance and Chief Financial Officer, Vice President and Treasurer, and Vice President and General Counsel. Key reasons Mr. O’Toole is being nominated and can add value to CSX are: Mr. O’Toole was a prominent figure in the transaction splitting the former Conrail business between CSX and Norfolk Southern, providing him with first-hand knowledge of CSX’s assets and operations Under his leadership, Conrail achieved record financial results and safety performance. Similarly, under his leadership the London Underground has improved service and safety and moved record numbers of passengers, all while undergoing an historic rebuilding program Mr. O'Toole was made an Honorary Commander of the British Empire in recognition of his performance following the terrorist attack on London's transport system in 2005. Mr. O’Toole received a B.A. degree in English Literature (Maxima Cum Laude) from LaSalle University, a J.D. degree from the University of Pittsburgh School of Law, and an Honorary Doctor of Humane Letters degree from LaSalle University.

76 Our Nominees Gary Wilson (68) Mr. Wilson was a principal investor and Co-Chairman of the Board of Northwest Airlines from 1991 to 1997 and Chairman from 1997 to 2007. From 1985 to1990, he was Chief Financial Officer and a director of The Walt Disney Company and served on its Board until 2006. Prior to joining Disney, Mr. Wilson served for 11 years in senior executive positions at Marriott Corp., including Executive Vice President and Chief Financial Officer, Head of Corporate Development, and Treasurer. He is a current director of Yahoo! Inc. (NASDAQ: YHOO) and CB Richard Ellis Group Inc. (NYSE: CBG). Key reasons Mr. Wilson is being nominated and can add value to CSX are: Mr. Wilson has a track record – as an executive, director and investor – of leading major companies through strategic transitions and creating substantial shareholder value. He is also a strong advocate of improved corporate governance in public companies Mr. Wilson successfully transitioned Marriott from an owner-operator to the more profitable and scaleable business model of a hotel management company During his tenure as CFO, Disney’s market value increased significantly and Mr. Wilson expanded its hotel and theme park assets while utilizing innovative financing techniques Mr. Wilson was an investor in and a director of Progress Rail, one of North America’s largest providers of railroad products and services Mr. Wilson received a B.A. degree from Duke University and an M.B.A. degree from The Wharton School of the University of Pennsylvania

77 Back-Up Data For Slide 35 CSX 2007 Reported Operating Income 2,251 - Gains on Insurance Recoveries (28) + Serious Derailments in Q1 38 - 80% of $56m Personal Injury Reserve in Q4 (45) - 80% of $30m Personal Injury Reserve in Q2 (24) - 1/7 of previously taken Personal Casualty Claim (33) CSX 2007 Adjusted Operating Income Used In Analysis 2,159 CSX 2003 Reported Operating Income 651 + 6/7 of 7 year Personal Casualty Claims in Q3 196 + Restructuring Charges 22 CSX 2003 Adjusted Operating Income Used In Analysis 869 Source: Group Analysis of CSX Quarterly Reports, 10-Qs , and 10-Ks

78 Back-Up Data For Slide 37 CSX 2007 Reported Total Expenses 7,779 + Gains on Insurance Recoveries 28 - Serious Derailments in Q1 (38) + 80% of $56m Personal Injury Reserve in Q4 45 + 80% of $30m Personal Injury Reserve in Q2 24 + 1/7 of previously taken Personal Casualty Claim 33 CSX 2007 Adjusted Total Expenses Used In Analysis 7,871 2006 Reported Total Expenses 7,440 + Gain on Insurance Recoveries 168 + 1/7 of previously taken Personal Casualty Claim 33 2006 Adjusted Total Expenses Used in Calculations 7,641 2005 Reported Total Expenses 7,069 + 1/7 of previously taken Personal Casualty Claim 33 2005 Adjusted Total Expenses Used in Calculations 7,102 2004 Reported Total Expenses 7,047 - Restructuring Charge (71) + Materials, Supplies, and Other Recoveries and Settlements 6 + Fuel Recoveries from Foreign Line Fuel Billing Disputes 8 + 1/7 of previously taken Personal Casualty Claim 33 2004 Adjusted Total Expenses Used in Calculations 7,023 CSX 2003 Reported Total Expenses 6,788 - 6/7 of 7 year Personal Casualty Claims in Q3 (196) - Restructuring Charges (22) CSX 2003 Adjusted Total Expenses Used In Analysis 6,570 2002 Reported Total Expenses 6,188 - Severance and Other Costs (6) + State and Local Tax Adjustments 17 + Net Contract Settlement Expense 11 2002 Adjusted Total Expenses Used in Calculations 6,210 2001 Reported Total Expenses 6,347 + Insurance Settlements 14 - New Orleans Litigation (60) - Baltimore Tunnel Fire (13) 2001 Adjusted Total Expenses Used in Calculations 6,288 2000 Reported Total Expenses 6,530 2000 Adjusted Total Expenses Used in Calculations 6,530 Source: Group Analysis of CSX Quarterly Reports, 10-Qs , and 10-Ks

79 Back-Up Data For Slide 38 Q1 2007 Q1 2008 Q4 2006 Q4 2007 CSX Reported Non-Fuel Operating Expenses 1,653 1,646 1,620 1,611 + Insurance Recoveries 18 2 27 8 - Serious Derailments -38 + 80% of change in Personal Injury Reserves 45 CSX Adjusted Non-Fuel Operating Expenses 1,633 1,648 1,647 1,664 Volume 1,755 1,717 1,810 1,761 Reported Opex Per Unit $942 $959 $895 $915 Adjusted Opex Per Unit $930 $960 $910 $945 Reported Growth -0.4% -0.6% Adjusted Growth 0.9% 1.0% Reported Per Unit Growth 1.8% 2.2% Adjusted Per Unit Growth 3.2% 3.8% Source: Group Analysis of CSX Quarterly Reports, 10-Qs , and 10-Ks